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                                                                    EXHIBIT 6.24

                               AMENDMENT NUMBER 1
                             TO THE PROMISSORY NOTE
                                 BY AND BETWEEN
                       AMERICAN INDEPENDENT NETWORK, INC.
                              AND SUPER SIX, INC.

     This Amendment Number 1 is made to that certain Promissory Note ("Note") made and entered into by and between American Independent Network, Inc., and Super Six, Inc.

     The provisions set forth herein shall be deemed to modify and replace those provisions of the Note as specifically set forth. All other provisions of the Note shall remain in full force and effect.

     The parties desire to change the Maturity Date to May 31, 1998.


AGREED and entered into as of December 31, 1997.

AMERICAN INDEPENDENT NETWORK, INC.
a Delaware corporation

By:
    -------------------------------------
    Randy Moseley
    President and Chief Financial Officer